Exhibit 4.16

Vertigro Algae Technologies
Stakeholders Letter of Agreement

25th day of June 2007

GLOBAL GREEN SOLUTIONS INC.
Suite 1010 -789 West Pender Street
Vancouver, BC V6C 1H27	(Hereafter known as "GGRN")

AND

VALCENT PRODUCTS INC.
Suite 1010 - 789 West Pender Street
Vancouver, BC V6C 1H2	(Hereafter known as "VPI")

AND

PAGIC LP
(Formerly MK Enterprises LLC)
1057 Doniphan Park Circle
Suite H El Paso Texas 79922	(Hereafter known as "PG")

AND

WEST PEAK VENTURES OF CANADA LTD.
Suite 1010 - 789 West Pender Street
Vancouver, BC V6C 1112	(Hereafter known as "WPV")

STAKEHOLDERS LETTER of AGREEMENT

DEVELOPMENT and COMMERCIAL EXPLOITATION

ALGAE BIOMASS PRODUCTION TECHNOLOGIES

Whereas the respective parties have agreed to jointly participate in the development of the intellectual property. know-how, confidential processes, modifications and derivative works and commercialization thereof arising out of patents pending for the development of an Algae Biomass Production Technologies known as "Vertigro"; and

Therefore, this "Letter of Agreement" will be the basis for a "License Agreement" between Pagic LP (Licensor) and a Joint Venture (Licensee) comprising Global Green Solutions Inc. and Valcent Products inc. (Venture Parties) which shall be the governing documents for their participation in the Venture; and

The Parties agree the definitive Venture Agreement which shall include an Operating Agreement and the License Agreement will be signed on or before the last day of July 2007 which shall include amongst other things. the basic terms of this Letter of Agreement as follows;

Note: Where further work is required on a subject the (TBA) nomenclature means "To Be Advised and/ or Agreed"

Vertigro Algae Technologies Stakeholders Letter of Agreement

1)	Venture Name:

Vertigro Algae Technologies, [Venture].

2)	Form of Venture

	a)	Legal Joint Venture [JV]
	b)	Country of domicile (TBA)

3)	Venture Stakeholders

	a)	Global Green Solutions lnc [GGRN].
	b)	Valcent Products Inc. [VPI].
	c)	Pagic LP [PG].
	d)	West Peak Ventures of Canada LTD. [WPV].

4)	Venture Stakeholders Interests

	a)	Venture Equity Interest and Net Profit Distribution:
		i)	GGRN 50%.
		ii)	VPI 50%.
	b)	Venture License Royalty Interest and Distribution
		i)	PG 67%.
		ii)	WPV 33%.

5)	Technology Intellectual Property and License Royalty Owners

	a)	Intellectual Property (IP) is owned by PG.
	b)	License Royalties are owned 67% by PG and 33% by WPV.

6) Venture Technology

The Venture Technology shall comprise a high yield technology and any subsequently related technologies for the commercial scale production of Algae Based Biomass for all industrial commercial and retail applications including but not limited to bio-fuel food and health pharmaceutical, animal and agricultural feeds.

Vertigro Algae Technologies Stakeholders Letter of Agreement

7)	Venture Management Committee

The Venture Management Committee (acting as a Board of Directors) shall be composed of four (4) Committee Members, two (2) of whom shall be nominated by GGRN and one (1) of whom shall be nominated by VPI and one (I) of whom will be nominated by PG.

	a)	The Venture Management Committee shall meet quarterly during the first operational year of the Venture and thereafter a minimum of twice per year.
b)
Venture shall appoint the Chairman of the Management Committee to serve on an annual basis. The Chairman shall chair Committee meetings but will not have any casting vote rights in the case of an impasse.

	c)	The quorum at a meeting of the Management Committee shall be three (3) Members.
	d)	Each Member will have one (1) vote.
e)
In the event of an impasse which cannot be resolved by the Management Committee, GGRN shall have the deciding vote on operational matters and PG the deciding vote on Venture Licensed Technology matters.

	f)	The following matters shall require the affirmative vote of all members of the Management Committee;
		i)	any amendment of the Ventures Head Agreement.
		ii)	the Venture ' s dissolution, liquidation or winding up.
iii)
any acquisition, merger, consolidation, share exchange, reorganization, recapitalization or other similar extraordinary transaction involving the Venture; or the sale or other disposition of all or substantially all of the property or assets of the Venture or Licensed Technology.

g)
In the event of an impasse regarding the affirmative vote of all members of the Management Committee they shall consult to resolve the matter in good faith with a final arbitration pursued in Vancouver. British Columbia. Canada pursuant to existing arbitration rules.

8)	Venture Stakeholder Initial and Subsequent Capital Investments

	a)	GGRN: US$3,000,000 initial startup loan capital to the Venture and, Venture operational management, sales, marketing, program and contract management, commercialization know-how and expertise.
	b)	VPI: Vertigro commercialization rights as granted by PG and assigned to the Venture as well as its share in ongoing Venture expenditures.
c)
Subsequent Capital Investment in the Venture after expenditure of GGRN initial startup loan capital as per Stakeholder Equity Interests of $3,000, 000 which includes the Venture loan to PG for the Research Facility shall be funded equally by GGRN and VPI.

d)
On the basis of cost and deemed contribution of up to $3,000,000 if either party fails to meet the subsequent investment approved by the Management Committee, their equity percentage (%) will be diluted pro-rata in accordance with a (TBA) formula.

	e)	In the event that either party's interest in the Venture falls below ten percent (10%) a buy out will be automatically triggered in accordance with a (TBA) formula.

Vertigro Algae Technologies Stakeholders Letter of Agreement

9)	Venture Managing and Operator Partner

	a)	GGRN shall operate the Venture on behalf of the Venture including but not limited to:
		i)	Venture management, legal and contract management, financial management and reporting, technology budget and schedule, program and project management, technology.
ii)
commercialization, business development, joint ventures, partnerships and all sales and marketing channels to the market, technology manufacturing and project delivery operations, customer support operations and after sales services.

b)
Venture management and operator fees and expenses to GGRN shall be approved by the Management Committee before July 31. 2007. The Management Committee shall approve an Operating Agreement which shall also address accounting and tax matters.

10) Venture Technology Commercialization

PG and VPI shall provide to GGRN the exclusive world rights (excluding Nevada, Ghana and Malawi) to the sales and marketing and commercialization of the Venture Technology for all industrial, commercial, retail and consumer applications, solutions and products.

11) Venture Technology Package

a)
The Venture Technology Package mandatory to customers, is planned to include the project technology license, algae. bioreactors, harvesting, oil extraction, algae health analysis and monitoring and control systems, all other proprietary custom designed systems as may be required, design, engineering, operating and maintenance documentation, warranty and installation, commissioning, start-up support services.

b)
The Venture Operational Support Package mandatory to customers, is planned to include an annual operating license, replacement bioreactors, extended warranty, remote monitoring and operational support services.

12) Venture Sales Model

a)
On receipt of sufficient analytical data from the pilot plant as well as analysis of the customer requirements and general market data, the Management Committee shall review the Operator's recommendations as to how to commercialize the technology.

	b)	On receipt of the data from the pilot plant, the Operator shall propose a program to the Management Committee to enable a commercial exploitation of the Venture Technology by December 31, 2007.

13) Commercialization Trademark

	a)	GGRN shall market the Vertigro Technologies using the Venture trademark name of "Vertigro".
	b)	Other derivations of the trademark may be developed by the Venture in the future. The Venture shall trademark the name "Vertigro".

Vertigro Algae Technologies Stakeholders Letter of Agreement

14) Venture Partner

a)
VPI currently has an exclusive world wide rights (excluding Nevada. Ghana and Malawi) to the manufacture, market, promote, develop, sell and distribute the PG Technology. (Known as the Pagic/WPV License Agreement).

b)
PG. WPV and VPI undertake that the agreement dated (TBA) shall be in good standing prior to July 31. 2007 and have also agreed to fully assign to the Venture the rights to the "Vertigro" Algae Biomass Technology.

c)	The Venture Operator shall manage the "Vertigro" Algae Biomass Technology License and License Royalties Contract directly with PG/WPV.
d)	Other "non - Vertigro" Technology Royalties and other financial payments due under the existing agreement between PG, WPV and VPI shall be at the sole liability of VP1.
e)	The terms of the existing agreement between PG, WPV and VPI shall be modified to conform to the "Venture Stakeholder" Agreement and "License Agreement" prior to July 31. 2007.
f)	VPI will become a 50% Venture Partner subject to the above being fulfilled before July 3lst, 2007.

15) Venture Research and Technology Provider

a)	PG is the Research and Technology Provider for all "Vertigro" algae-biomass based applications. (known as the Venture Technology).
b)	PG shall insure its Intellectual Property (IP) protection of the Venture Technology remains in good standing and any potential infringement is dealt with.
c)	The Venture operator shall have the right to put PG or its assigns on "Notice of Default" if any of the following events occur.
	i)	cost over runs not prior approved by the Venture.
	ii)	delays in completing research and development tasks against delivery schedules agreed with the Venture.
	iii)	delays in delivering the Venture technology or technical know-how and support in a timely manner during the commercialization stages of the technology.
d)
If PG has failed to rectify within 30 days the Default notified in writing by the Venture under a "Notice of Default'", then the Venture shall have the right of access to the Technology, Engineering Data, Raw Data, and any other information it may require to cure the "Default".

e)	The Venture Operator shall have the right to put PG or its assigns on "Notice of Terminal Default" if any of the following events occur.
	i)	fails to keep the IP free and clear of liens or encumbrances.
	ii)	becomes insolvent or a bankrupt entity.
	iii)	protection of IP is not kept in good standing.
f)
In the case of a "Terminal Default" by PG, the Venture shall have the right to assume title to the "Venture Technologies" if PG does not propose an acceptable remedy to the default notice within 14 days of receipt of "Terminal Default" notice.

Vertigro Algae Technologies Stakeholders Letter of Agreement

15) Venture Research and Technology Provider (continued)

g)	In the case a disputed "Default" or Terminal Default event both parties have the right to "Resolution through Arbitration" .
h)	PG and VPI shall deliver the Commercialization Rights to the Venture before July 31st, 2007.
i)
PG shall use best efforts in the research and development of the Venture Technology' in order to complete a working development prototype (farming, harvesting and extraction) on or before October 30. 2007.

j)
PG shall provide the non-exclusive services of Malcolm Glen Kertz (the Venture Technology Inventor) to the Venture to provide research services, technology support and know-how on a need to basis during the research, development and initial commercialization phase.

k)
In the event of the inability of PG to carry out further work on the "Vertigro Technology", full and unencumbered access to the following is required to enable the Venture operations to proceed without delay including;

i)
notes, data. sketches, drawings. research, formulas. trade secrets, processes, laboratory notebooks, research memoranda, reference materials, prototypes, know-how and any other item of whatever form that in any way embodies the research program and technology contemplated hereby and:

	ii)	all ongoing process and research and development programs and experiments.

16) Venture Term and Termination

The Venture shall extend automatically until one or more of the following termination events are invoked;

a)	the insolvency or bankruptcy of either of the Venture partners.
b)	failure of the Venture to distribute License Royalty payments to PG.
c)	voluntary winding up of the Venture under the direction of the Management Committee.
d)	GGRN fails to fund the Venture initial capital loan in an amount of up to $3,000,000.
e)	a Terminal Default by PG.
f)	the Venture fails to meet the Commercialization Revenue targets (TBA).
g)	any venture partners interest falls below a 10% venture interest.

17) Venture Financial Reporting

a)	The Venture Operator is required to provide audited financial reports and statements to the Venture to its reasonable satisfaction.
b)	The Venture financial reporting shall be in accordance with US GAAP standard accounting practices.

Vertigro Algae Technologies Stakeholders Letter of Agreement

18) Venture Facility Location

a)	The Venture Facility will be initially located at 401 W. Vinton Road, Anthony, TX 79821 [the "Facility''].
b)	The Venture Facility ground is owned by the Venture
c)	PG shall be a tenant at the Venture facility location at a nominal cost of $100 per annum with the terms and conditions to be agreed.

19) Venture Business Plan

The Management Committee needs to unanimously approve the Research. Development and Commercialization Business Plan.

20) Development Plant Facility

a)	The Venture will invest in. own and operate the Development Plant Facility.
b)	The Development Plant Facility is to be built at the Venture Facility location.
c)	The Development Plant Facility will include the Development Plant greenhouses, related utility buildings, and storage areas.
d)	The Venture shall be responsible for the upkeep and maintenance of the Development Plant Facility.

21) Commercial Pilot Plant Facility

a)	The Venture will invest in, own and operate a Commercial Scale Pilot Plant Facility.
b)	The Pilot Plant Facility (not exceeding two (2) acres) is to be built at the Venture Facility location.
c)	The Commercial Pilot Plant Facility is planned to include, production plant greenhouses, utility buildings, office and storage areas.
d)	The Venture shall be responsible for the upkeep and maintenance of the Commercial Pilot Plant Facility.
e)
Pagic shall have a first right of refusal if the Venture elects to sell part or all of its development or commercial pilot plant facility unless the Venture is selling the same to an associated entity which will be defined as common interest of more than 20%.

22) Option top Sell the Research Facility and all lands

a)	The Research Facility is located within the Venture Facility.
b)
The Venture agrees to sell the Research Facility comprising laboratory, offices, accommodation. non-Vertigro Development greenhouses, plant and machinery, perimeter fence. access control and security system as well as all the lands to PG and its partners for an amount equal to the total capital investment cost including Venture and third party services costs invested by the Venture in the Research Facility by granting PG an option to purchase at the same cost plus a simple annual interest rate of 6% per annum for a term of four (4) years from the date of signing the Venture Agreement.

Vertigro Algae Technologies Stakeholders Letter of Agreement

22) Option top Sell the Research Facility and all Lands (continued)

c)	The Venture Development Plant and Commercial Pilot Plant facilities purchased by the Venture shall not form part of the Research Facility option agreement.
d)	On exercising the option both parties agree that a long term lease will then be in effect whereby the Venture shall lease land from PG for the Development Plant and Commercial Pilot Plant facilities.
e)	PG including their assigns or successors, will grant the Venture, a right of first offer to acquire all or part of the Research Facility and or the lands.
f)	The Venture will grant the PG, a right of first offer to acquire all or part of the Development Plant and Commercial Pilot Plant Facilities.
g)	PG, including their assigns or successors and the Venture has the right of assignment to an associated entity or company where common ownership is greater than or equal to twenty percent (20%)

23) Research Laboratory Services

a)	PG shall provide to the Venture on a need-to basis all Research and Laboratory work in support of the Venture Technology Package as determined by the Venture.
b)	The Venture shall authorize all work to be carried out by PG on behalf of the Venture
c)
Venture Technology research and development fees, costs and expenses of PG shall be approved by the Venture before July 31, 2007. The Management Committee shall approve a research and development plan and budget for the commercialization phase.

24) Technology License Royalty - Vertigro Biofuel Applications

a)
A Royalty of 4.5% of the Venture Customers Gross Revenue for the use of the Venture Technology in the production of Algae Based Biomass for bio-fuel feedstock applications is due and payable on a project by project basis by the Venture to the Royalty Interest Owners.

b)
The Royalty will be calculated on a basis of (TBA) US cents per US gallon per year production volumes which is intended to equate to a 4.5% royalty as defined (Clause 24.a) and to be paid subsequent to a satisfactory operating period.

c)
The 4.5% Royalty is based on the `'Venture Technology" delivering the projected high commercial production volumes (yields) of high quality biomass product per acre per year and the Royalty Interest Owners acknowledge that if the 4.5% royalty causes the project opportunity with the customer to be un-economic or non-competitive or non-commercial, then, in good faith, they as well as the Venture will negotiate other reasonable terms in an attempt to rectify the same.

25) Technology License Royalty -- Other Vertigro Applications

a)
A Royalty of 4.5% of the Venture Customers Gross Revenue for the use of the Venture Technology for the production of Algae Based Biomass for other applications is due and payable on a project by project basis by the Venture to the Royalty Interest owners.

b)
The Royalty will be calculated on a basis of (TBA) US cents per US gallon per year production volumes intended to equal 4.5% as defined (Clause 24.a) and following satisfactory operation (TBA) of the Venture Technology in the previous (TBA) operating period.

Vertigro Algae Technologies
Stakeholders Letter of Agreement

25) Technology License Royalty - Other Vertigro Applications (continued)

c)
The 4.5% Royalty is based on the "Venture Technology" delivering the projected high commercial production volumes (yields) of high quality biomass product per acre per year and the Royalty Interest Owners acknowledge that if the 4.5% royalty causes the project opportunity with the customer to be un-economic or non-competitive or non-commercial, then, in good faith, they as well as the Venture will negotiate other reasonable terms in an attempt to rectify the same.

26) Technology License Royalty - Non-Vertigo Technology

a)	Other non-Vertigro Technology developed by PG or VPI during the initial two year operating period of the Venture is to be offered to the Venture on a right of first offer basis
b)	After the initial two (2) year operating period of the Venture, PG or VPI is free to offer non-Vertigro Technologies to the Venture and any other third party.

27) Voluntary Sale of Venture Technology License Royalty Interest

a)	PG including their assigns or successors, will grant the Venture, a right of first offer basis to acquire part or all of the License Royalty.
b)
The License Royalty defined in this agreement is not transferable by PG/WPV to a third party during the term of the Venture without the consent of the Venture which will not be unreasonably withheld except in the case of a proposed sale to a current competitor or existing customer.

28) Voluntary Sale of Venture Technology Intellectual Property

a)	PG including their assigns or successors, will grant the Venture, a right of first offer to acquire part or all of the "Vertigro Technology" Intellectual Property.
b)
The "Vertigro Technology" Intellectual Property defined in this agreement is not transferable by PG to a third party during the term of the Venture without the consent of the Venture which will not unreasonably be withheld except in the case of a proposed sale to an existing competitor or existing customer.

29) Arbitration

In the event of an impasse on any matter which cannot be resolved by the parties, final arbitration shall be pursued in Vancouver, British Columbia, Canada pursuant to the laws of the Province of British Columbia.

Vertigro Algae Technologies
Stakeholders Letter of Agreement

In Witness whereof this Letter of Agreement has been entered into this 25th day of June in the Year 2007.

GLOBAL GREEN SOLUTIONS INC.		VALCENT PRODUCTS INC.

Signed:	/s/ DOUG FRATER	Signed:	/s/ GEORGE ORR
Name:	Doug Frater	Name:	George Orr
Title:	President and CEO	Title:	Director

PAGIC LP		WEST PEAK VENTURES OF CANADA LTD.

Signed:	/s/ M. GLEN KERTZ	Signed:	/s/ T BROCK
Name:	M. Glen Kertz	Name:	T. Brock
Title:	President and CEO	Title:	Director

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